August 31, 2012

Securities and Exchange Committee
100 F Street
Washington, D.C. 20549


	This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and is in satisfaction of item (c) of Part II of form 12b-25.

	We are the independent auditors of the Mutual Fund Series Trust (the "Registrant"). The Registrant has stated in Part III of filing Form 12-25 that it is unable to timely file, without unreasonable effort or expense, it's Form N-SAR for the year ended June 30, 2012.

	We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25. We are unable to complete our audits of the Registrants financial statements and furnish the required report on internal control for a timely filing as management needs additional time to prepare the necessary tax disclosures due to difficulties encountered resulting from a change of service providers during the year and, as a result, additional time is required to complete the auditing procedures that we consider necessary on the aforementioned tax disclosures.




				   BBD, LLP